News Release
Contacts:
Media Relations
Scott Sloat
240-855-0164
scott.sloat@sprint.com

Investor Relations
Brad Hampton
800-259-3755
investor.relations@sprint.com
SPRINT NEXTEL REPORTS
THIRD QUARTER 2012 RESULTS

•	Sprint platform wireless service revenue growth of 14 percent year-over-year; eighth consecutive quarter of double digit percentage year-over-year growth

◦	Nearly 900,000 Sprint platform net additions

◦	Sprint platform postpaid ARPU growth of 5 percent year-over-year

•	Operating loss of $231 million, including accelerated depreciation of $397 million; Adjusted OIBDA* of $1.28 billion

•	Best ever third quarter for both Sprint platform postpaid churn of 1.88 percent and Sprint platform prepaid churn of 2.93 percent

•	Continued high postpaid Nextel recapture rate of 59 percent

•	Strong total iPhone sales of approximately 1.5 million - 40 percent to new customers

•	Network Vision deployment continues to gain momentum

◦	4G LTE now launched in 32 cities with over 115 more expected in coming months

◦	Construction started in over 200 cities

◦	Over 13,500 sites now ready for construction

◦	Current construction starts per week have grown over 250 percent from second quarter

◦	Nearly 4,300 sites on air

The company's third quarter 2012 earnings conference call will be held at 8 a.m. ET today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 83806887 or may listen via the Internet at www.sprint.com/investors.

OVERLAND PARK, Kan. - October 25, 2012 - Sprint Nextel Corp. (NYSE: S) today reported wireless service revenues of nearly $7.3 billion during the quarter, an increase of nearly 6 percent year-over-year. Wireless service revenues for the Sprint platform grew 14 percent year-over-year driven by postpaid ARPU growth of $3.01 and continued subscriber growth.

The company reported a net loss of $767 million and a diluted net loss of $.26 per share for the third quarter of 2012 as compared to a net loss of $301 million and a diluted net loss of $.10 per share in the third quarter of 2011. Sprint's third quarter 2012 results include accelerated depreciation of $397 million, or negative $.13 per share (pre-tax), primarily related to Network Vision, including the expected shutdown of the Nextel platform.

The Sprint platform postpaid subscriber base grew for the tenth consecutive quarter, with net additions of 410,000 driven by a postpaid Nextel recapture rate of 59 percent and best ever third quarter churn. Sprint recorded approximately 1.5 million iPhone® sales in the third quarter with 40 percent representing new customers. The company also surpassed 1 million LTE smartphones sold prior to the launch of iPhone 5.

“The Sprint platform performed well, with strong net subscriber additions, record third quarter postpaid and prepaid churn and robust revenue growth, contributing to Adjusted OIBDA* of $1.28 billion even as we continue to invest in Network Vision and position the company for future growth,” said Dan Hesse, Sprint CEO. “As a result, we believe we will slightly exceed the top of the range of our recently increased Adjusted OIBDA* forecast.”

NETWORK VISION HIGHLIGHTS
Sprint's Network Vision initiative continues to gain momentum. The number of sites that are either ready for construction or already underway has more than doubled in the last three months to more than 13,500. Leasing and zoning have been completed on more than 20,000 sites. To date nearly 4,300 sites are on-air and meeting speed and coverage enhancement targets. Recent weekly construction starts are up over 250 percent from the second quarter. Sprint now expects to bring 12,000 sites on air approximately one quarter later than originally planned.

As part of Network Vision, Sprint has launched 4G LTE in 32 cities and expects that 4G LTE will be available in more than 115 additional cities in the coming months. Sprint has launched or announced 13 4G LTE devices to date. Sprint launched Motorola PHOTON™ Q 4G LTE and Samsung Galaxy Victory™ 4G LTE in addition to iPhone 5 in the third quarter. Earlier this month Sprint announced the upcoming availability of LG Optimus G™, LG Mach™, Samsung Galaxy Note® II and Samsung Galaxy Tab® 2 10.1.

In the third quarter, Sprint nearly surpassed 1.2 million Sprint® Direct Connect® push-to-talk devices sold, which contributed to the strong recapture rate of Nextel subscribers on the Sprint platform. The company has shut down power and disconnected backhaul to most of the 9,600 Nextel sites taken off air and is realizing the related savings. The Nextel platform shutdown remains on pace for the middle of 2013.

LIQUIDITY
During the third quarter, Sprint raised additional financing of $1.5 billion and retired $1.5 billion of debt maturities including $473 million of 2013 maturities and $1 billion of 2015 maturities. Sprint's next scheduled debt maturities include $317 million due in 2013 and approximately $1.4 billion of total maturities in 2014. As of September 30, 2012, the company's liquidity was approximately $7.5 billion consisting of $6.3 billion in cash, cash equivalents and short-term investments and $1.2 billion of undrawn borrowing capacity available under its revolving bank credit facility. Additionally, the company borrowed $77 million of available funding under the equipment financing credit facility, reducing the remaining undrawn availability to $923 million. Sprint generated $628 million of net cash provided by operating activities and negative Free Cash Flow* of $487 million in the quarter.

CUSTOMER EXPERIENCE AND BRAND HIGHLIGHTS
Third-party studies continue to confirm Sprint offers the industry's best customer experience. Sprint earned J.D. Power and Associates' top ranking - for the third straight time - for purchase experience among full-service wireless carriers. Sprint also received the Nemertes 2012 PilotHouse award for MPLS Services, beating all rivals in customer service. Sprint's Virgin Mobile USA brand ranked highest in satisfaction for customer care with non-contract wireless service by J.D. Power and Associates. Sprint was also recognized for its innovative machine-to-machine (M2M) solutions in the transportation and home health care industries by Connected World Magazine and earlier this month was named to the magazine's annual list of the 100 most important and influential providers of M2M services. For the fourth straight year, Newsweek's annual Green Rankings has recognized Sprint as one of the greenest companies in the U.S., ranking the company third among the 500 largest publicly traded corporations. Sprint was also named the top U.S. wireless carrier on the 2012 Carbon Disclosure Project S&P 500 Climate Change Report for its leading carbon disclosure score and for the second consecutive year, the Dow Jones Sustainability Index named Sprint as a leader in sustainability.

Sprint launched a number of innovative products and services during the third quarter including Single Source Enablement, a turnkey set of wireless solutions and support enabling any business to become a wireless Mobile Virtual Network Operator (MVNO). Sprint also began offering Microsoft Office 365 to small and mid-sized businesses to bring organizations new ways to enhance productivity, reduce costs and collaborate with customers and partners while also extending the cloud-based communication tools to mobile workforces. In October, Sprint launched Pinsight Media+™, a new advertising service that gives advertisers the power to reach consumers on their mobile device in a more personalized way. Finally, the Samsung Galaxy family of devices was introduced to Sprint's prepaid brand Virgin Mobile with Samsung Galaxy Reverb™ and Boost Mobile also launched the award-winning Samsung Galaxy S® II 4G.

CONSOLIDATED RESULTS

TABLE 1: Selected Consolidated Financial Data (Unaudited)
(Millions, except per share data)

	Quarter To Date			Year To Date
Financial Data	9/30/12	9/30/11	% r	9/30/12	9/30/11	% r

Net operating revenues	$8,763	$8,333	5%	$26,340	$24,957	6%
Operating (loss) income	$(231)	$208	NM	$(1,115)	$546	NM
Adjusted OIBDA*	$1,279	$1,402	(9)%	$3,943	$4,230	(7)%
Adjusted OIBDA margin*	16.0%	18.2%		16.4%	18.4%
Net loss (1)	$(767)	$(301)	NM	$(3,004)	$(1,587)	(89)%
Diluted net loss per common share (1)	$(0.26)	$(0.10)	NM	$(1.00)	$(0.53)	(89)%

Capital expenditures (2)	$1,489	$760	96%	$3,447	$1,955	76%
Net cash provided by operating activities	$628	$608	3%	$2,783	$2,602	7%
Free Cash Flow*	$(487)	$(273)	78%	$(140)	$172	NM

•
Consolidated net operating revenues of $8.8 billion for the quarter were 5 percent higher than in the third quarter of 2011 and 1 percent lower than the second quarter of 2012. The quarterly year-over-year improvement was primarily due to higher wireless service and equipment revenues, partially offset by a reduction in wireline revenues. The decline sequentially was primarily due to lower wireline revenue.

•
Operating loss was $231 million compared to operating income of $208 million for the third quarter of 2011 and an operating loss of $629 million for the second quarter of 2012. The year-over-year change was driven by items identified below in Adjusted OIBDA* and by accelerated depreciation expense associated with the expected shutdown of the Nextel platform. In addition to the items identified in Adjusted OIBDA*, the sequential improvement in operating loss was driven by a reduction in depreciation expense as a result of Nextel platform assets that were fully depreciated during the second quarter of 2012 and lease exit costs recognized during the second quarter, each associated with the Nextel platform cell sites taken off air during the second quarter of 2012.

•
Adjusted OIBDA* was $1.28 billion for the quarter, compared to $1.40 billion for the third quarter of 2011 and $1.45 billion in the second quarter of 2012. The quarterly year-over-year decrease in Adjusted OIBDA* was primarily due to higher wireless equipment net subsidy and estimated Network Vision related expenses, partially offset by higher wireless service revenues and lower cost of service. Sequentially, Adjusted OIBDA* decreased primarily as a result of higher equipment net subsidy expense.

•
Capital expenditures(2), excluding capitalized interest of $52 million, were $1.5 billion in the quarter, compared to $760 million in the third quarter of 2011 and $1.2 billion in the second quarter of 2012. Wireless capital expenditures were $1.4 billion in the third quarter of 2012, compared to $647 million in the third quarter of 2011 and $1 billion in the second quarter of 2012. During the quarter, the company invested $1.1 billion for Network Vision and approximately $195 million in capacity related to both legacy network and Network Vision equipment. Wireline capital expenditures were $60 million in the third quarter of 2012, compared to $36 million in the third quarter of 2011 and $79 million in the second quarter of 2012. Corporate capital expenditures were $53 million in the third quarter of 2012, compared to $77 million in the third quarter of 2011 and $67 million in the second quarter of 2012, primarily related to IT infrastructure to support our Wireless and Wireline businesses.

•	Net cash provided by operating activities was $628 million for the quarter, compared to $608 million for the third quarter of 2011 and $1.2 billion for the second quarter of 2012.

•	Free Cash Flow* was negative $487 million for the quarter, compared to a negative $273 million for the third quarter of 2011 and $209 million for the second quarter of 2012.

WIRELESS RESULTS

Wireless Customers

•
The company served nearly 56 million customers at the end of the third quarter of 2012. This includes 32.1 million postpaid subscribers (29.8 million on the Sprint platform and 2.3 million on the Nextel platform), 15.4 million prepaid subscribers (14.6 million on the Sprint platform and 800,000 on the Nextel platform) and 8.4 million wholesale and affiliate subscribers, all of whom utilize the Sprint platform.

•
The Sprint platform added 410,000 net postpaid customers during the quarter. The Nextel platform lost 866,000 net postpaid customers in the quarter. Sprint platform postpaid net additions and Nextel platform postpaid net subscriber losses include 516,000 net subscribers from the Nextel platform acquired on the Sprint platform.

•
The company added 19,000 net prepaid subscribers during the quarter, which includes net additions of 459,000 prepaid Sprint platform customers, offset by net losses of 440,000 prepaid Nextel platform customers. Sprint platform prepaid net additions and Nextel platform prepaid net losses include 152,000 net subscribers from the Nextel platform acquired on the Sprint platform.

•	For the quarter, the company reported net additions of 14,000 wholesale and affiliate subscribers (all of whom are on the Sprint platform) as a result of MVNOs reselling prepaid services.

•	The credit quality of Sprint's end-of-period postpaid customers was 82 percent prime compared to approximately 83 percent for the year-ago period and flat as compared to the second quarter of 2012.

Sprint Platform Churn and Nextel Recapture

•
For the quarter, the company reported Sprint platform postpaid churn of 1.88 percent, compared to 1.91 percent for the year-ago period and 1.69 percent for the second quarter of 2012. The sequential increase in Sprint platform postpaid churn was driven primarily by higher voluntary churn in the third quarter.

•
59 percent of total subscribers who left the postpaid Nextel platform during the period were recaptured on the postpaid Sprint platform as compared to 27 percent in the third quarter of 2011 and 60 percent in the second quarter of 2012.

•
Approximately 10 percent of Sprint platform postpaid customers upgraded their handsets during the third quarter of 2012 compared to 8 percent for the year-ago period and 9 percent for the second quarter of 2012 (includes Nextel recaptures). The quarterly year-over-year increase in the Sprint platform postpaid device upgrade rate was impacted by upgrade eligibility changes introduced in 2011. The quarterly year-over-year and sequential increases were also impacted by new device launches and subscribers who left the Nextel platform and were acquired on the Sprint platform.

•
Sprint platform prepaid churn for the third quarter was 2.93 percent, compared to 3.43 percent for the year-ago period and 3.16 percent for the second quarter of 2012. The quarterly year-over-year improvement in Sprint platform prepaid churn was a result of improvements in the Virgin Mobile, Boost and Assurance Wireless® brands, including a larger percent of the subscriber base on Assurance Wireless. The sequential decrease in churn was primarily related to lower Assurance Wireless churn, partially offset by higher churn for the Boost brand. The year-over-year and sequential improvement in Assurance Wireless churn was primarily driven by a change in the recertification practices of subscribers due to new regulatory requirements that went into effect in the second quarter of 2012.

TABLE 2: Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11
Net Additions (Losses) (in thousands)
Sprint platform:
Postpaid (a)	410	442	265	1,115	744
Prepaid (b)	459	451	839	1,780	3,394
Wholesale and affiliate	14	388	835	1,187	1,743
Total Sprint platform	883	1,281	1,939	4,082	5,881
Nextel platform:
Postpaid (a)	(866)	(688)	(309)	(2,009)	(1,003)
Prepaid (b)	(440)	(310)	(354)	(1,131)	(1,389)
Total Nextel platform	(1,306)	(998)	(663)	(3,140)	(2,392)

Total retail postpaid net losses	(456)	(246)	(44)	(894)	(259)
Total retail prepaid net additions	19	141	485	649	2,005
Total wholesale and affiliate net additions	14	388	835	1,187	1,743
Total Wireless Net (Losses) Additions	(423)	283	1,276	942	3,489

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (a)	29,844	29,434	28,190	29,844	28,190
Prepaid (b)	14,608	14,149	11,929	14,608	11,929
Wholesale and affiliate	8,405	8,391	6,264	8,405	6,264
Total Sprint platform	52,857	51,974	46,383	52,857	46,383
Nextel platform:
Postpaid (a)	2,276	3,142	4,663	2,276	4,663
Prepaid (b)	830	1,270	2,353	830	2,353
Total Nextel platform	3,106	4,412	7,016	3,106	7,016

Total retail postpaid end of period subscribers	32,120	32,576	32,853	32,120	32,853
Total retail prepaid end of period subscribers	15,438	15,419	14,282	15,438	14,282
Total wholesale and affiliate end of period subscribers	8,405	8,391	6,264	8,405	6,264
Total End of Period Subscribers	55,963	56,386	53,399	55,963	53,399

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	817	809	762	817	762
Wholesale and affiliate	2,542	2,361	1,956	2,542	1,956
Total	3,359	3,170	2,718	3,359	2,718

Churn
Sprint platform:
Postpaid	1.88%	1.69%	1.91%	1.86%	1.80%
Prepaid	2.93%	3.16%	3.43%	3.01%	3.36%
Nextel platform:
Postpaid	4.38%	2.56%	1.91%	2.85%	1.92%
Prepaid	9.39%	7.18%	7.02%	8.37%	7.08%

Total retail postpaid churn	2.09%	1.79%	1.91%	1.96%	1.82%
Total retail prepaid churn	3.37%	3.53%	4.07%	3.50%	4.19%

ARPU (c)
Sprint platform:
Postpaid	$63.21	$63.38	$60.20	$63.05	$59.27
Prepaid	$26.19	$25.49	$25.35	$25.78	$25.53
Nextel platform:
Postpaid	$38.65	$40.25	$42.78	$40.11	$43.64
Prepaid	$34.73	$37.20	$35.62	$35.96	$35.23

Total retail postpaid ARPU	$61.18	$60.88	$57.65	$60.64	$56.83
Total retail prepaid ARPU	$26.77	$26.59	$27.19	$26.73	$27.68

Nextel Platform Subscriber Recaptures
Subscribers (in thousands) (d):
Postpaid	516	431	103	1,175	340
Prepaid	152	143	141	432	572
Rate (e):
Postpaid	59%	60%	27%	56%	27%
Prepaid	34%	32%	21%	29%	23%
(a) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax and LTE technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network.
(b) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers who utilize CDMA and WiMax technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilize iDEN technology via our multi-brand offerings.

(c) ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.
(d) Nextel Subscriber Recaptures are defined as the number of subscribers that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as subscribers on the postpaid or prepaid Sprint platform, respectively. Subscribers that deactivate service from the Nextel platform and activate service on the Sprint platform are included in the Sprint platform net additions for the applicable period.
(e) The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total subscribers that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.

TABLE 3: Selected Wireless Financial Data (Unaudited)
(Millions)

	Quarter To Date			Year To Date
Financial Data	9/30/12	9/30/11	% r	9/30/12	9/30/11	% r

Net operating revenues	$8,042	$7,516	7%	$24,059	$22,381	8%
Operating (loss) income	$(281)	$131	NM	$(1,293)	$244	NM
Adjusted OIBDA*	$1,118	$1,214	(8)%	$3,469	$3,599	(4)%
Adjusted OIBDA margin*	15.3%	17.6%		15.9%	17.7%
Capital expenditures (2)	$1,376	$647	NM	$3,098	$1,642	89%

Wireless Service Revenues

•
Wireless retail service revenues of $7.2 billion for the quarter represent an increase of nearly 5 percent compared to the third quarter of 2011 and flat compared to the second quarter of 2012. The quarterly year-over-year improvement was primarily due to higher postpaid ARPU as well as an increased number of net prepaid Sprint platform subscribers, partially offset by lower Nextel postpaid and prepaid subscribers.

•
Wireless postpaid ARPU increased quarterly year-over-year from $57.65 to $61.18, while sequentially ARPU increased from $60.88 to $61.18. Quarterly year-over-year and sequential ARPU benefited from higher monthly recurring revenues primarily as a result of the premium data add-on charges for smartphones introduced since the first quarter of 2011.

•
Prepaid ARPU of $26.77 for the quarter declined from $27.19 in the third quarter of 2011 and increased from $26.59 in the second quarter of 2012. The decline in the year-over-year period is a result of a greater mix of Assurance Wireless customers who on average have lower ARPU than the remainder of our prepaid subscriber base, partially offset by improvements in Boost and Virgin Mobile ARPU. The sequential increase was primarily driven by higher Virgin Mobile ARPU.

•
Quarterly wholesale, affiliate and other revenues of $121 million increased by $57 million, compared to the year-ago period and decreased by $3 million sequentially. The increase in the year-over-year period is primarily related to growth in MVNOs reselling prepaid services.

Wireless Operating Expenses

•	Total wireless net operating expenses were $8.3 billion in the third quarter, compared to $7.4 billion in the year-ago period and $8.7 billion in the second quarter of 2012.

•
Wireless equipment net subsidy in the third quarter was approximately $1.6 billion (equipment revenue of $750 million, less cost of products of $2.4 billion), compared to approximately $1.2 billion in the year-ago period and approximately $1.5 billion in the second quarter of 2012. The quarterly year-over-year increase in net subsidy is primarily due to the launch of iPhone and 4G LTE devices, which on average carry a higher subsidy rate per handset as compared to other handsets. The sequential increase in net subsidy is primarily due to higher postpaid and prepaid handset sales and the launch of 4G devices on the prepaid Sprint platform, which on average carry a higher subsidy rate per handset as compared to other handsets.

•
Wireless cost of service decreased approximately 3 percent year-over-year primarily due to lower service and repair and license and fees, partially offset by higher costs associated with increased data volume and Network Vision related expenses. Wireless cost of service decreased 1 percent sequentially due to savings related to Nextel platform sites taken off air, partially offset by seasonally higher service and repair and roaming expenses.

•
Wireless SG&A expenses increased approximately 4 percent year-over-year and were flat sequentially. Quarterly year-over-year increases in sales and marketing expenses were partially offset by reductions in customer care expenses. Sales expenses increased year-over-year primarily due to iPhone point-of-sale discounts (subsidy) for devices directly sold by the manufacturer to indirect dealers in which

Sprint does not take device title. Customer care expense declined year-over-year due primarily to lower call volumes.

•
Wireless depreciation and amortization expense increased $294 million year-over-year and decreased $419 million sequentially. The year-over-year increase was primarily related to accelerated depreciation expense associated with the expected shutdown of the Nextel platform. The sequential decrease was primarily related to a decrease in accelerated depreciation expense as a result of Nextel platform assets that were fully depreciated in the second quarter of 2012.

WIRELINE RESULTS

TABLE 4: Selected Wireline Financial Data (Unaudited)
(Millions)

	Quarter To Date			Year To Date
Financial Data	9/30/12	9/30/11	% r	9/30/12	9/30/11	% r

Net operating revenues	$939	$1,062	(12)%	$2,932	$3,272	(10)%
Operating income	$52	$76	(32)%	$175	$300	(42)%
Adjusted OIBDA*	$158	$184	(14)%	$468	$622	(25)%
Adjusted OIBDA margin*	16.8%	17.3%		16.0%	19%
Capital expenditures (2)	$60	$36	67%	$184	$124	48%

•
Wireline revenues of $939 million for the quarter declined 12 percent year-over-year primarily as a result of an intercompany rate reduction based on current market prices for voice and IP services sold to the wireless segment as well as lower voice, data and IP volumes. Sequentially, third quarter wireline revenues declined nearly 6 percent, primarily as a result of lower voice rates and volume and lower IP volume.

•
Total wireline net operating expenses were $887 million in the third quarter of 2012. Net operating expenses declined 10 percent year-over-year due to lower cost of service from continued declines in voice and IP volumes and improvement in SG&A expenses. Sequentially, net operating expenses decreased nearly 7 percent as a result of declines in cost of service.

Forecast

The company expects 2012 Adjusted OIBDA* to slightly exceed the high end of the previously stated forecast of between $4.5 billion and $4.6 billion. Within that Adjusted OIBDA* expectation, we continue to anticipate full year consolidated net service revenue growth of 4 to 6 percent (consolidated revenue less wireless equipment revenue). Sprint now expects full year capital expenditures of less than $6 billion in 2012, excluding capitalized interest.

TABLE 5: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Quarter To Date			Year To Date
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11

Net Operating Revenues	$8,763	$8,843	$8,333	$26,340	$24,957
Net Operating Expenses
Cost of services	2,702	2,788	2,835	8,277	8,170
Cost of products	2,391	2,223	1,776	6,912	5,426
Selling, general and administrative	2,391	2,381	2,320	7,208	7,131
Depreciation and amortization	1,488	1,896	1,194	5,050	3,684
Other, net	22	184	—	8	—
Total net operating expenses	8,994	9,472	8,125	27,455	24,411
Operating (Loss) Income	(231)	(629)	208	(1,115)	546
Interest expense	(377)	(321)	(236)	(996)	(724)
Equity in losses of unconsolidated investments and other, net (3)	(112)	(398)	(261)	(783)	(1,261)
Loss before Income Taxes	(720)	(1,348)	(289)	(2,894)	(1,439)
Income tax expense	(47)	(26)	(12)	(110)	(148)
Net Loss (1)	$(767)	$(1,374)	$(301)	$(3,004)	$(1,587)
Basic and Diluted Net Loss Per Common Share (1)	$(0.26)	$(0.46)	$(0.10)	$(1.00)	$(0.53)
Weighted Average Common Shares outstanding	3,003	3,000	2,996	3,001	2,994
Effective Tax Rate	-6.5%	-1.9%	-4.2%	-3.8%	-10.3%

TABLE 6: NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED OIBDA* (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11

Net Loss (1)	$(767)	$(1,374)	$(301)	$(3,004)	$(1,587)
Income tax expense	(47)	(26)	(12)	(110)	(148)
Loss before Income Taxes	(720)	(1,348)	(289)	(2,894)	(1,439)
Equity in losses of unconsolidated investments and other, net (3)	112	398	261	783	1,261
Interest expense	377	321	236	996	724
Operating (Loss) Income	(231)	(629)	208	(1,115)	546
Depreciation and amortization	1,488	1,896	1,194	5,050	3,684
OIBDA*	1,257	1,267	1,402	3,935	4,230
Lease exit costs (4)	22	184	—	206	—
Gains from asset dispositions and exchanges (5)	—	—	—	(29)	—
Asset impairments and abandonments (6)	—	—	—	18	—
Spectrum hosting contract termination, net (7)	—	—	—	(170)	—
Access costs (8)	—	—	—	(17)	—
Adjusted OIBDA*	1,279	1,451	1,402	3,943	4,230
Capital expenditures (2)	1,489	1,158	760	3,447	1,955
Adjusted OIBDA* less Capex	$(210)	$293	$642	$496	$2,275
Adjusted OIBDA Margin*	16.0%	17.9%	18.2%	16.4%	18.4%
Selected item:
Deferred tax asset valuation allowance	$308	$554	$121	$1,210	$654

TABLE 7: WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (a)	$5,625	$5,540	$5,071	$16,573	$14,835
Prepaid (b)	1,127	1,064	878	3,207	2,396
Wholesale, affiliate and other	121	124	64	348	187
Total Sprint platform	6,873	6,728	6,013	20,128	17,418
Nextel platform:
Postpaid (a)	311	425	618	1,236	2,019
Prepaid (b)	108	161	269	457	943
Total Nextel platform	419	586	887	1,693	2,962

Equipment revenue	750	753	616	2,238	2,001
Total net operating revenues	8,042	8,067	7,516	24,059	22,381

Net Operating Expenses
Cost of services	2,256	2,279	2,332	6,824	6,616
Cost of products	2,391	2,223	1,776	6,912	5,426
Selling, general and administrative	2,277	2,266	2,194	6,854	6,740
Depreciation and amortization	1,377	1,796	1,083	4,737	3,355
Other, net	22	184	—	25	—
Total net operating expenses	8,323	8,748	7,385	25,352	22,137
Operating (Loss) Income	$(281)	$(681)	$131	$(1,293)	$244

Supplemental Revenue Data
Total retail service revenue	$7,171	$7,190	$6,836	$21,473	$20,193
Total service revenue	$7,292	$7,314	$6,900	$21,821	$20,380
(a) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax and LTE technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network.
(b) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers who utilize CDMA and WiMax technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilize iDEN technology via our multi-brand offerings.

NON-GAAP RECONCILIATION

	Quarter To Date			Year To Date
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11

Operating (Loss) Income	$(281)	$(681)	$131	$(1,293)	$244
Lease exit costs (4)	22	184	—	206	—
Gains from asset dispositions and exchanges (5)	—	—	—	(29)	—
Asset impairments and abandonments (6)	—	—	—	18	—
Spectrum hosting contract termination, net (7)	—	—	—	(170)	—
Depreciation and amortization	1,377	1,796	1,083	4,737	3,355
Adjusted OIBDA*	1,118	1,299	1,214	3,469	3,599
Capital expenditures (2)	1,376	1,012	647	3,098	1,642
Adjusted OIBDA* less Capex	$(258)	$287	$567	$371	$1,957
Adjusted OIBDA Margin*	15.3%	17.8%	17.6%	15.9%	17.7%

TABLE 8: WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11
Net Operating Revenues
Voice	$399	$426	$474	$1,242	$1,440
Data	95	99	124	302	357
Internet	428	449	447	1,330	1,419
Other	17	21	17	58	56
Total net operating revenues	939	995	1,062	2,932	3,272

Net Operating Expenses
Cost of services and products	667	730	751	2,113	2,257
Selling, general and administrative	114	116	127	351	393
Depreciation	106	104	108	310	322
Other, net	—	—	—	(17)	—
Total net operating expenses	887	950	986	2,757	2,972
Operating Income	$52	$45	$76	$175	$300

NON-GAAP RECONCILIATION

	Quarter To Date			Year To Date
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11

Operating Income	$52	$45	$76	$175	$300
Access costs (8)	—	—	—	(17)	—
Depreciation	106	104	108	310	322
Adjusted OIBDA*	158	149	184	468	622
Capital expenditures (2)	60	79	36	184	124
Adjusted OIBDA* less Capex	$98	$70	$148	$284	$498
Adjusted OIBDA Margin*	16.8%	15.0%	17.3%	16.0%	19.0%

TABLE 9: CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year to Date
	9/30/12	9/30/11
Operating Activities
Net loss	$(3,004)	$(1,587)
Depreciation and amortization	5,050	3,684
Provision for losses on accounts receivable	413	370
Share-based compensation expense	57	51
Deferred income taxes	142	114
Equity in losses of unconsolidated investments and other, net (3)	783	1,261
Contribution to pension plan	(108)	(124)
Spectrum hosting contract termination, net (7)	(170)	—
Other working capital changes, net	(479)	(1,517)
Other, net	99	350
Net cash provided by operating activities	2,783	2,602

Investing Activities
Capital expenditures (2)	(2,784)	(2,221)
Expenditures relating to FCC licenses	(152)	(199)
Change in short-term investments, net	(534)	60
Investment in Clearwire	(128)	—
Other, net	13	(10)
Net cash used in investing activities	(3,585)	(2,370)

Financing Activities
Proceeds from debt and financings	3,577	—
Debt financing costs	(90)	(3)
Repayments of debt and capital lease obligations	(2,508)	(1,655)
Other, net	21	14
Net cash provided by (used in) financing activities	1,000	(1,644)

Net Increase (Decrease) in Cash and Cash Equivalents	198	(1,412)

Cash and Cash Equivalents, beginning of period	5,447	5,173

Cash and Cash Equivalents, end of period	$5,645	$3,761

TABLE 10: RECONCILIATION TO FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter Ended			Year To Date
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11

Net Cash Provided by Operating Activities	$628	$1,177	$608	$2,783	$2,602

Capital expenditures (2)	(1,073)	(928)	(818)	(2,784)	(2,221)
Expenditures relating to FCC licenses, net	(45)	(51)	(71)	(152)	(199)
Other investing activities, net	3	11	8	13	(10)
Free Cash Flow*	(487)	209	(273)	(140)	172

Debt financing costs	(33)	(21)	—	(90)	(3)
Increase (decrease) in debt and other, net	73	(1,002)	(2)	1,069	(1,655)
Investment in Clearwire	—	—	—	(128)	—
Other financing activities, net	14	4	5	21	14
Net (Decrease) Increase in Cash, Cash Equivalents and
Short-Term Investments	$(433)	$(810)	$(270)	$732	$(1,472)

TABLE 11: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	9/30/12	12/31/11
Assets
Current assets
Cash and cash equivalents	$5,645	$5,447
Short-term investments	684	150
Accounts and notes receivable, net	3,440	3,206
Device and accessory inventory	996	913
Deferred tax assets	75	130
Prepaid expenses and other current assets	771	491
Total current assets	11,611	10,337

Investments and other assets	1,862	2,609
Property, plant and equipment, net	13,108	14,009
Goodwill	359	359
FCC licenses and other	20,631	20,453
Definite-lived intangible assets, net	1,401	1,616
Total	$48,972	$49,383

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$3,210	$2,348
Accrued expenses and other current liabilities	4,427	4,143
Current portion of long-term debt, financing and capital lease obligations	310	8
Total current liabilities	7,947	6,499

Long-term debt, financing and capital lease obligations	20,994	20,266
Deferred tax liabilities	7,089	6,986
Other liabilities	4,443	4,205
Total liabilities	$40,473	$37,956

Shareholders' equity
Common shares	6,007	5,992
Paid-in capital	46,752	46,716
Accumulated deficit	(43,494)	(40,489)
Accumulated other comprehensive loss	(766)	(792)
Total shareholders' equity	8,499	11,427
Total	$48,972	$49,383

TABLE 12: NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	9/30/12	12/31/11

Total Debt	$21,304	$20,274
Less: Cash and cash equivalents	(5,645)	(5,447)
Less: Short-term investments	(684)	(150)
Net Debt*	$14,975	$14,677

TABLE 13: SCHEDULE OF DEBT (Unaudited)
(Millions)

			9/30/12
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility (Tranche 2)	5.393%	12/15/2015	$500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
Sprint Nextel Corporation			11,500

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Nextel Communications Inc.
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	1,110
Nextel Communications Inc.			2,280

iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.570%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.695%	05/01/2014	181
iPCS Inc.			481

EKN Secured Equipment Facility	2.030%	03/30/2017	77

Tower financing obligation	9.500%	01/15/2030	698
Capital lease obligations and other		2014 - 2022	77
TOTAL PRINCIPAL			21,317

Net premiums			(13)
TOTAL DEBT			$21,304

Supplemental information:
The Company had $1.2 billion of borrowing capacity available under our revolving bank credit facility as of September 30, 2012. Our revolving bank credit facility expires in October 2013.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases for Network Vision. The facility is equally divided into two consecutive tranches of $500 million, with the drawdown availability contingent upon Sprint's acquisition of equipment-related purchases from Ericsson, up to the maximum of each tranche, ending on May 31, 2013 and May 31, 2014, for the first and second tranche, respectively. Interest and principal are payable semi-annually with a final maturity of March 2017 for both tranches.
*This table excludes (i) our revolving bank credit facility, which will mature in 2013 and has no outstanding balance, (ii) $1 billion in letters of credit under our revolving bank credit facility, (iii) any undrawn, available credit under our secured equipment credit facility, which will mature in 2017, and (iv) all capital leases and other financing obligations.

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Results include pre-tax, non-cash "Equity in losses of unconsolidated investments and other, net" of $112 million ($.04 per share), $398 million ($.13 per share) and $783 million ($.26 per share) in the third and second quarters and year-to-date periods of 2012, respectively, and $261 million ($.09 per share) and $1.3 billion ($.42 per share) in the third quarter and year-to-date periods of 2011.
(2) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures includes total capitalized interest of $52 million, $102 million and $269 million for the third and second quarters and year-to-date periods of 2012, respectively, and $103 million and $304 million for the third quarter and year-to-date periods of 2011, and can be found in the condensed consolidated cash flow information on Table 9 and the reconciliation to Free Cash Flow* on Table 10.
(3) The second quarter of 2012 includes a non-cash impairment of $204 million to reflect a reduction of our investment in Clearwire to its estimated fair value at June 30, 2012.
(4) For the second and third quarters of 2012, lease exit costs are primarily associated with taking Nextel platform sites off air.
(5) For the year-to-date period of 2012, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.
(6) For the year-to-date period of 2012, asset impairments and abandonments relate to a change in our backhaul architecture in connection to our Network Vision design from microwave to a more cost effective fiber backhaul.
(7) On March 16, 2012, we elected to terminate the arrangement with LightSquared LP and LightSquared, Inc. (LightSquared). As we have no future service obligations with respect to the arrangement with LightSquared, we recognized $236 million of the advanced payments as other operating income in the first quarter of 2012. As a result of the termination of the hosting agreement, we impaired capitalized costs specific to LightSquared's 1.6 GHz spectrum that the company no longer intends to deploy which totaled $66 million.
(8) Favorable developments during the first quarter of 2012 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $17 million.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to network performance, subscriber growth, and liquidity, and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, development and deployment of new technologies; efficiencies and cost savings of multimode technologies; customer and network usage; customer growth and retention; service, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint Nextel undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the U.S. Securities and Exchange Commission, which are incorporated herein by reference and when filed, our Form 10-Q for the quarter ended September 30, 2012. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Clearwire's third quarter 2012 results from operations have not yet been finalized. As a result, the amount reflected for Sprint's share of Clearwire's results of operations for the quarter ended September 30, 2012, is an estimate and, based upon the finalization of Clearwire's results, may need to be revised if our estimate materially differs from Clearwire's actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss, basic and diluted net loss per common share, and comprehensive loss but would have no effect on Sprint's operating income, OIBDA*, Adjusted OIBDA* or consolidated statement of cash flows.

About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served nearly 56 million customers at the end of the third quarter of 2012 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint No. 1 among all national carriers in customer satisfaction and most improved, across all 47 industries, during the last four years. Newsweek ranked Sprint No. 3 in its 2012 Green Rankings, listing it as one of the nation's greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

###